                           EXCLUSIVE LICENSE AGREEMENT


                                     between


                   THE REGENTS OF THE UNIVERSITY OF CALIFORNIA


                                       and


                        CYGNUS THERAPEUTIC SYSTEMS, INC.


                                       for


                 DEVICE FOR IONTOPHORETIC NON-INVASIVE SAMPLING
                            OR DELIVERY OF SUBSTANCES


                              U.C. Case No. 87-162

                                TABLE OF CONTENTS


BACKGROUND .................................................................1
1.       DEFINITIONS .......................................................2
2.       EXCLUSIVE LICENSE GRANT ...........................................5
3.       SUBLICENSES .......................................................6
4.       LICENSE ISSUE FEE .................................................7
5.       ROYALTIES .........................................................7
6.       DUE DILIGENCE ....................................................13
7.       PROGRESS AND ROYALTY REPORTS .....................................16
8.       BOOKS AND RECORDS ................................................18
9.       LIFE OF THE AGREEMENT ............................................19
10.      TERMINATION BY THE REGENTS .......................................20
11.      TERMINATION BY THE LICENSEE ......................................20
12.      DISPOSITION OF LICENSED PRODUCTS ON
         HAND UPON TERMINATION ............................................21
13.      USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL
         INFORMATION ......................................................21
14.      LIMITED WARRANTY .................................................22
15.      PATENT PROSECUTION AND MAINTENANCE ...............................23
16.      PATENT MARKING ...................................................28
17.      PATENT INFRINGEMENT ..............................................28
18.      INDEMNIFICATION ..................................................31
19.      NOT ICES .........................................................32
20.      ASSIGNABILITY ....................................................33
21.      LATE PAYMENTS ....................................................33
22.      WAIVER ...........................................................34






23.      FAILURE TO PERFORM ...............................................34
24.      GOVERNING LAWS ...................................................34
25.      FOREIGN GOVERNMENT APPROVAL OR REGISTRATION ......................34
26.      EXPORT CONTROL LAWS ..............................................35
27.      FORCE MAJEURE ....................................................35
28.      CONFIDENTIALITY ..................................................35
29.      INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT ....................37
30.      MISCELLANEOUS ....................................................39

UC Case No. 87-162

                           EXCLUSIVE LICENSE AGREEMENT
                                       for
                      DEVICE FOR IONTOPHORETIC NONINVASIVE
                       SAMPLING OR DELIVERY OF SUBSTANCES

          THIS EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is made and is effective this 31st day of January, 1995, ("Effective Date") by and between THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California corporation having its statewide administrative offices at 300 Lakeside Drive, 22nd Floor, Oakland, California 94612-3550 (hereinafter referred to as "The Regents"), and Cygnus Therapeutic Systems, a California corporation having a principal place of business at 400 Penobscot Drive, Redwood City, California 94063 (hereinafter referred to as the "Licensee").

                                   BACKGROUND

          Certain inventions, generally characterized as a noninvasive continuous iontophoretic blood monitor/drug delivery system (hereinafter collectively referred to as the "Invention") were made in the course of research at the University of California, San Francisco, by Dr. Richard Guy, Dr. Christopher Cullander, Dr. Peretz Glikfeld, Dr. Robert Hinz, and Dr. Girish Rao (collectively, "Inventors") and are covered by Regents' Patent Rights as defined below.

          Inventors have assigned their interest in the patent rights in the Invention to The Regents subject to University of California Patent Policy.

          The Licensee entered into a Secrecy Agreement (U.C. Control NO. 88-20-0315) with The Regents, effective December 14, 1988, and terminating on December 14, 1993, for the purpose of evaluating the Invention.

          The Licensee entered into an Option Agreement (U.C. Control No. 90-11-0352) with The Regents, effective August 29, 1990, and terminating on September 30, 1994, for the purpose of evaluating the Invention.

          The Licensee is a "small business firm" as defined in 15 U.S.C. 632.

          The Licensee is desirous of obtaining certain exclusive rights from The Regents for the commercial development, manufacture (including the right to have manufactured), use, and sale of the Invention, and The Regents is willing to grant such rights.

          Both parties recognize and agree that royalties due hereunder will be paid on both pending patent applications for a limited time and issued patents under Regents' Patent Rights.

          The Regents is desirous that the Invention be developed and utilized to the fullest extent so that the benefits can be enjoyed by the general public.

          The parties agree as follows:

                                 1. DEFINITIONS

          1.1 "Regents' Patent Rights" means all U.S. and foreign patent rights to any subject matter claimed in or covered by any of the following:

(a) U.S. Patent Application serial no. 150,159, filed 29 Jan 88,(abandoned) by Dr. Richard Guy, et al., and assigned to The Regents; (b) U.S. Patent Application serial no. 299,397, filed 24 Jan 89, as a continuation-in-part application of (a), (abandoned) by Dr. Richard Guy, et al., and assigned to The Regents;
(c) U.S. Patent Application serial no. 771,483, filed 04 Oct 91, as a continuation-in-part of (b) (now allowed) by Dr. Richard Guy, et al., and assigned to The Regents;

(d) U.S. Patent No. 5,279,543, issued 18 Jan 94, which was a file wrapper continuation application of (b), by Dr. Richard Guy, et al, and assigned to The Regents;
and continuing applications thereof including divisions and substitutions but including continuation-in-part applications only to the extent that the claim was supported in the original disclosure; any patents issuing on said application or continuing applications including reissues and extensions; and any corresponding foreign applications or patents.

          1.2 "Licensed Product" [CONFIDENTIAL TREATMENT REQUESTED]

          1.3 "Licensed Method" [CONFIDENTIAL TREATMENT REQUESTED]

          1.4 "Net Sales" means the total of the gross invoice prices of Licensed Products sold (excluding Licensed Products used, given away or sold at the Licensee's cost as samples or clinical supplies) LESS: (i) THE SUM of the following actual and customary deductions where applicable and actually taken, cash, trade, or quantity discounts; sales, use, tariff, import/export duties, or other excise taxes imposed upon particular sales; transportation charges (including insurance) and allowances or credits to customers because of rejections or returns; and (ii) A PORTION of the resulting revenue equal to the total revenue from distribution of Licensed Product if used in combination with or as a component of other products multiplied by the fraction A/(A+B), where A is the retail price specified in the Licensee's published retail price list as of the end of the applicable period ("Retail Price") for the amount of the other product or components used in the combination when distributed separately and B is the Retail Price for the amount of the Licensed Product used in the combination when distributed separately.

          1.5 "Sales Year" means the twelve- (12-) month period immediately following the first bona fide commercial sale of a Licensed Product, and each twelve- (12-) month period thereafter.

          1.6 "Affiliate" means any corporation or other business entity in which the Licensee has the actual, present capacity to elect a majority of directors of such Affiliate or in which the Licensee shall own or control, directly or indirectly, at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors provided, however, that in any country where the local law shall not permit foreign equity participation of at least fifty percent (50%), then an "Affiliate" shall include any company in which the Licensee shall own or control, directly or indirectly, the maximum percentage of such outstanding stock or voting rights permitted by local law.

          1.7 "Marketing Partner" [CONFIDENTIAL TREATMENT REQUESTED]

          1.8 "Sublicensee" means any third party to whom the Licensee grants the right to make, have made, use, or sell Licensed Products or to practice Licensed Method.

                           2. EXCLUSIVE LICENSE GRANT

          2.1 Subject to the limitations set forth in this Agreement, The Regents hereby grants to the Licensee a worldwide license under Regents' Patent Rights to make, have made, use, sell, and distribute Licensed Products and to practice Licensed Method.

          2.2 Except as otherwise provided herein, the license granted in
Section 2.1 shall be exclusive for the life of the Agreement.

          2.3 The Regents expressly reserves the right to use the Invention and associated technology solely for educational and research purposes.

                                 3. SUBLICENSES

          3.1 The Regents also grants to the Licensee the right to issue sublicenses to third parties to make, have made, use, sell, and distribute Licensed Products and to practice the Licensed Method provided the Licensee has current exclusive rights thereto under this Agreement. Subject to Section 3.2 below, to the extent applicable, such sublicenses shall include all of the rights of and obligations due to The Regents that are contained in this Agreement (including, but not limited to, the royalty rates set forth in Article 5, [ROYALTIES] herein).

          3.2 The Licensee shall notify The Regents of each sublicense granted hereunder and provide The Regents with a summary of the major terms of each sublicense. The Licensee shall pay and guarantee payment of all royalties due The Regents received from Sublicensees and deliver all reports due The Regents received from Sublicensees. Sublicensees shall not be required to assume the obligations due to The Regents under Paragraph 5.7 (MINIMUM ANNUAL ROYALTIES) and Articles 4 (LICENSE ISSUE FEE), 6 (DUE DILIGENCE), 15 (PATENT PROSECUTION AND MAINTENANCE), and 25 (FOREIGN GOVERNMENT APPROVAL OR REGISTRATION). However, under any sublicense, Sublicensee shall at least be obligated to the Licensee under Paragraphs 6.1, 6.2 (DUE DILIGENCE), and 18.2 (INDEMNIFICATION), and Articles 15 (PATENT PROSECUTION AND MAINTENANCE) and 25 (FOREIGN GOVERNMENT APPROVAL OR REGISTRATION).

          3.3 Upon termination of this Agreement for any reason, any and all sublicenses that are granted by the Licensee pursuant to this Agreement will remain in effect and shall be assigned to The Regents, except that The Regents shall not be bound by any duties or obligations set forth in such sublicenses that extend beyond the duties and obligations of The Regents provided for in this Agreement, and the Sublicensee must assume all the obligations due to The Regents under this Agreement.

                              4. LICENSE ISSUE FEE

          4.1 [CONFIDENTIAL TREATMENT REQUESTED]

          4.2 [CONFIDENTIAL TREATMENT REQUESTED]

                                  5. ROYALTIES

          5.1 [CONFIDENTIAL TREATMENT REQUESTED]

          5.2 [CONFIDENTIAL TREATMENT REQUESTED]

          5.3 [CONFIDENTIAL TREATMENT REQUESTED]

          5.4 [CONFIDENTIAL TREATMENT REQUESTED]

          5.5 [CONFIDENTIAL TREATMENT REQUESTED]

          5.6 [CONFIDENTIAL TREATMENT REQUESTED]

                         [CONFIDENTIAL TREATMENT REQUESTED]

                         [CONFIDENTIAL TREATMENT REQUESTED]

                         [CONFIDENTIAL TREATMENT REQUESTED]

                         [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

5.7      [CONFIDENTIAL TREATMENT REQUESTED]

          5.8 [CONFIDENTIAL TREATMENT REQUESTED]

          5.9 [CONFIDENTIAL TREATMENT REQUESTED]

          5.10 [CONFIDENTIAL TREATMENT REQUESTED]

          5.11 [CONFIDENTIAL TREATMENT REQUESTED]

          5.12 [CONFIDENTIAL TREATMENT REQUESTED]

          5.13 [CONFIDENTIAL TREATMENT REQUESTED]

                                6. DUE DILIGENCE

          6.1 The Licensee, upon execution of this Agreement, shall diligently proceed with the development, manufacture, and sale of Licensed Products and shall earnestly and diligently endeavor to market the same within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

          6.2 The Licensee shall be entitled to exercise prudent and reasonable business judgment in meeting all of its due diligence obligations hereunder.

          6.3 The Licensee shall endeavor to obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products.

          6.4 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.1 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.2 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.3 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.4 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.5 [CONFIDENTIAL TREATMENT REQUESTED]

          6.4.6 [CONFIDENTIAL TREATMENT REQUESTED]

6.4.7    [CONFIDENTIAL TREATMENT REQUESTED]

          6.5 It is envisioned that the first Licensed Products will be for the monitoring of glucose in the bloodstream. However, The Regents may from time to time identify in writing to the Licensee other [CONFIDENTIAL TREATMENT REQUESTED]. The Licensee agrees that if Inventors wish to pursue research funding to support the development of a monitor/delivery device for the [CONFIDENTIAL TREATMENT REQUESTED], the Licensee shall have [CONFIDENTIAL TREATMENT REQUESTED]from the date of notification from The Regents identifying [CONFIDENTIAL TREATMENT REQUESTED] to commit sufficient research support to The Regents for such development, and the Licensee agrees to negotiate with The Regents a development and regulatory timetable similar to that in Section 6.4 above. If the Licensee declines to commit to support and to diligently develop the Invention for the identified sampling[CONFIDENTIAL TREATMENT REQUESTED], The Regents shall have the right to terminate this license with regard to the [CONFIDENTIAL TREATMENT REQUESTED]. This right, if exercised by The Regents, supersedes the rights granted in Article 2 (GRANT). If The Regents terminates this Agreement with respect to such [CONFIDENTIAL TREATMENT REQUESTED]and does not license such [CONFIDENTIAL TREATMENT REQUESTED]to a third party, The Licensee's right to commit sufficient reasonable research support to The Regents for the development of such [CONFIDENTIAL TREATMENT REQUESTED] in order to maintain such [CONFIDENTIAL TREATMENT REQUESTED] in the license granted to the Licensee under this Agreement shall automatically be reinstated.

          6.6 [CONFIDENTIAL TREATMENT REQUESTED]

                         7. PROGRESS AND ROYALTY REPORTS

          7.1 Beginning February 28, 1995, and [CONFIDENTIAL TREATMENT REQUESTED]thereafter, the Licensee shall submit to The Regents a progress report covering the Licensee's activities related to the development and testing of all Licensed Products and the obtaining of the governmental approvals necessary for marketing. These progress reports shall be made for each Licensed Product until the first commercial sale of that Licensed Product occurs in the United States.

          7.2 The progress reports submitted under Section 7.1 should include, but not be limited to, the following topics:

     -    summary of work completed

     -    key scientific discoveries

     -    summary of work in progress

     - current nonbinding, good- faith schedule of anticipated events or milestones

     -    market plans for introduction of Licensed Products, and

     - a summary of resources (dollar value) spent in connection with the Licensed Product during the reporting period.

          7.3 The Licensee shall have a continuing responsibility to keep The Regents informed of the large/small entity status (as defined by the United States Patent and Trademark Office) of itself and its Sublicensees.

          7.4 The Licensee also agrees to report to The Regents in its immediately subsequent progress and royalty report the date of first commercial sale of a Licensed Product in each country.

          7.5 After the first commercial sale of a Licensed Product anywhere in the world, the Licensee will provide The Regents with quarterly royalty reports on or before each February 28, May 31, August 31, and November 30 of each year. Each such royalty report will cover the Licensee's most recently completed calendar quarter and will show: (a) the gross sales and Net Sales of Licensed Products sold by the Licensee during the most recently completed calendar quarter, (b) the number of each type of Licensed Product sold by the Licensee during the most recently completed calendar quarter, (c) the royalties, in U.S. dollars, payable hereunder with respect to such Net Sales of Licensed Products,
(d) the method used to calculate the royalty, and (e) the exchange rates used, if any.

          7.6 If no sales of Licensed Products have been made during any reporting period after the first commercial sale of Licensed Products, a statement to this effect shall be required.

                              8. BOOKS AND RECORDS

          8.1 The Licensee shall keep books and records accurately showing all Licensed Products manufactured, used, and/or sold under the terms of this Agreement (for the purposes of showing the amount of royalties payable to The Regents and the Licensee's compliance with the other provisions under this Agreement). Such books and records shall be preserved for at least five (5) years from the date of the royalty payment to which they pertain and shall be open to inspection and audit only by an independent certified public accountant retained by The Regents at reasonable times during normal business hours, upon reasonable notice. Subject to the California Public Records Act, such independent certified public accountant shall be bound to hold all information in confidence except as necessary to communicate the Licensee's non-compliance with this Agreement to The Regents. The purpose of any inspection and audit pursuant to this Paragraph
8.1 shall be to verify the Licensee's royalty statements or compliance in other respects with this Agreement.

          8.2 The fees and expenses of The Regents' independent certified public accountant performing such an examination shall be borne by The Regents. However, if an error in royalties of more than [CONFIDENTIAL TREATMENT REQUESTED] of the total royalties due for any year is discovered, then the fees and expenses of these independent certified public accountant shall be borne by the Licensee.

                            9. LIFE OF THE AGREEMENT

          9.1 Unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement, this Agreement shall be in force from the Effective Date recited on page one and shall remain in effect for the life of the last-to-expire patent licensed under this Agreement.

          9.2 Any termination of this Agreement shall not affect the rights and obligations set forth in the following Articles:

               Paragraph 3.2 Sublicenses
               Article 8             Books and Records
               Article 9             Life of the Agreement
               Article 12 Disposition of Licensed Products on Hand Upon Termination
               Article 13            Use of Names, Trademarks, and
                                     Confidential Information
               Article 18            Indemnification
               Article 23            Failure to Perform
               Article 28            Confidentiality

                         10. TERMINATION BY THE REGENTS

          10.1 If the Licensee should violate or fail to perform any material term or covenant of this Agreement, then The Regents may give written notice of such default (Notice of Default) to the Licensee. If the Licensee should fail to repair such default within [CONFIDENTIAL TREATMENT REQUESTED]of the effective date of such notice, The Regents shall have the right to terminate this Agreement and the licenses herein by a second written notice (Notice of Termination) to the Licensee. If a Notice of Termination is sent to the Licensee, this Agreement shall automatically terminate on the effective date of such notice. Such termination shall not relieve the Licensee of its obligation to pay any royalty or license issue fees owing at the time of such termination and shall not impair any accrued right of The Regents. These notices shall be subject to Article 19 (Notices).

                         11. TERMINATION BY THE LICENSEE

          11.1 The Licensee shall have the right at any time to terminate this Agreement in whole or as to any portion of Regents' Patent Rights by giving notice in writing to The Regents. Such notice of termination shall be subject to
Article 19 (Notices), and termination of this Agreement shall be effective [CONFIDENTIAL TREATMENT REQUESTED]from the effective date of such notice. If such termination is without cause within the [CONFIDENTIAL TREATMENT REQUESTED]of this Agreement, Licensee shall pay The Regents [CONFIDENTIAL TREATMENT REQUESTED] ("[CONFIDENTIAL TREATMENT REQUESTED]") with the notice of termination before such notice is effective, except that if the Licensee can provide The Regents with written evidence satisfactory to The Regents that there is good cause for termination of this Agreement by the Licensee, such as, for example and without limitation, the refusal of the FDA to grant regulatory approval of a Licensed Product or the inability of the Licensee to overcome technical obstacles in the commercialization of a Licensed Product, then the Licensee will not be required to pay the Relicense Fee.

          11.2 Any termination pursuant to the above Paragraph 11.1 shall not relieve the Licensee of any obligation or liability accrued hereunder prior to such termination or rescind anything done by the Licensee or any payments made to The Regents hereunder prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of The Regents arising under this Agreement prior to such termination.

          12. DISPOSITION OF LICENSED PRODUCTS ON HAND UPON TERMINATION

          12.1 Upon termination of this Agreement, the Licensee shall have the privilege of disposing of all previously made or partially made Licensed Products, but no more, within a period of one hundred and twenty (120) days following the effective date of termination, provided, however, that the sale of such Licensed Products shall be subject to the terms of this Agreement including, but not limited to, the payment of royalties at the rate and at the time provided herein and the rendering of reports thereon.

           13. USE OF NAMES, TRADEMARKS, AND CONFIDENTIAL INFORMATION

          13.1 Nothing contained in this Agreement shall be construed as conferring any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including any contraction, abbreviation, or simulation of any of the foregoing). Unless required by law or consented to in writing by The Regents, the use by the Licensee of the name "The Regents of the University of California" or the use by the Licensee of the name of any campus of the University of California is expressly prohibited.

          13.2 It is understood that The Regents shall be free to release to the Inventors and senior administrative officials employed by The Regents the terms and conditions of this Agreement upon their request. If such release is made, The Regents shall request that such terms and conditions not be disclosed to others. It is further understood that should a third party inquire whether a license to Regents' Patent Rights is available, The Regents may disclose the existence of this Agreement and the extent of the grant in Article 2 (GRANT) to such third party, but shall not disclose the name of the

Licensee except where The Regents is required to release such information under either the California Public Records Act or other applicable law.

                              14. LIMITED WARRANTY

          14.1 The Regents warrants to the Licensee that it has the lawful right to grant this license.

          14.2 This license and the associated Invention are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE REGENTS MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

          14.3 IN NO EVENT WILL THE REGENTS BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES RESULTING FROM EXERCISE OF THIS LICENSE OR THE USE OF THE INVENTION OR LICENSED PRODUCTS.

          14.4 Nothing in this Agreement shall be construed as:

          (14.4.1) a warranty or representation by The Regents as to the validity or scope of any Regents' Patent Rights; or

          (14.4.2) a warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

          (14.4.3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in
                    Article 17; or

          (14.4.4) conferring by implication, estoppel, or otherwise any license or rights under any patents of The Regents other than Regents' Patent Rights as defined herein, regardless of whether such patents are dominant or subordinate to Regent's Patent Rights; or

          (14.4.5) an obligation to furnish any know-how not provided in Regents' Patent Rights.

                     15. PATENT PROSECUTION AND MAINTENANCE

          15.1 The Regents shall diligently prosecute and maintain the United States patents comprising Regents' Patent Rights using counsel of its choice. If both The Regents and the Licensee are not reasonably satisfied with such counsel, The Regents shall replace such counsel with new counsel reasonably acceptable to both parties. If the Licensee rejects The Regents' choice of new counsel three times consecutively (i.e., three different new attorneys) then The Regents shall be free, in its sole discretion, to appoint an attorney of its choice. The Regents' counsel will take instructions only from The Regents unless otherwise expressly authorized in writing by The Regents. The Regents shall promptly provide the Licensee with copies of all relevant documentation so that the Licensee may be currently and promptly informed and apprised of the continuing prosecution. The Licensee may comment upon such documentation, provided that if the Licensee has not commented upon such documentation prior to the initial deadline for filing a response with the relevant government patent office, The Regents shall be free to respond appropriately without consideration of the Licensee's comments. The Licensee agrees to keep this documentation confidential in accordance with the provisions of Article 28 (CONFIDENTIALITY).

          15.2 The Regents shall use all reasonable efforts to prepare or amend any patent application to include claims reasonably requested by the Licensee to protect the Licensed Products contemplated to be sold or Licensed Methods or procedures to be practiced under this Agreement.

          15.3 The Regents shall cooperate with the Licensee in applying for an extension of the term of any patent included within Regents' Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. The Licensee shall prepare all such documents, and The Regents agrees to execute such documents and to take such additional action as the Licensee may reasonably request in connection therewith.

          15.4 Subject to Paragraph 15.7 the costs of preparing, filing, prosecuting, and maintaining all United States patent applications and/or patents contemplated by this Agreement and not paid for by a third party shall be borne by Licensee so long as the licenses granted to the Licensee herein are exclusive. If The Regents reduces the exclusive licenses granted herein to nonexclusive licenses pursuant to Paragraphs 6.4 or 6.6 and The Regents grants additional licenses, the costs of filing, prosecuting, and maintaining the patents and patent applications in Regents Patent Rights shall be divided equally among the licensed parties from the effective date of each subsequently granted license agreement. The obligations set forth in this Paragraph 15.4 includes patent prosecution costs for this Invention incurred by The Regents prior to the execution of this Agreement. Current and future costs for patent prosecution and maintenance as provided herein will be billed to the Licensee by The Regents as incurred, and the Licensee shall reimburse The Regents for such costs within thirty (30) days of the Licensee's receipt of an invoice from The Regents.

          15.5 The Regents shall, at the request of the Licensee, file, prosecute, and maintain patent applications and patents covered by Regents' Patent Rights in foreign countries if available. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States patent application of its decision to request The Regents to file foreign counterpart patent applications. This notice concerning foreign filing shall be in writing, must identify the countries desired, and shall reaffirm the Licensee's obligation to underwrite the costs thereof subject to the conditions set forth in Paragraph 15.4 above. The absence of such a notice from the Licensee to The Regents within such seven- (7-) month period shall be considered an election by the Licensee not to secure foreign patent rights.

          15.6 The preparation, filing, and prosecuting of all foreign patent applications filed at the Licensee's request, as well as the maintenance of all resulting patents, shall be at the sole expense of the Licensee subject to the conditions set forth in Paragraph 15.4 above. Such patents shall be held in the name of The

Regents and shall be obtained using counsel of The Regents' choice in accordance with Section 15.1 of this Agreement.

          15.7 The Licensee's obligation to underwrite and to pay patent prosecution and maintenance costs shall continue for so long as this Agreement remains in effect provided, however, that the Licensee may terminate its obligations with respect to any given patent application or patent upon one (1) month's written notice to The Regents provided that any costs incurred by The Regents prior to such written notice (or necessarily incurred within three (3) months after such written notice) shall be borne by the Licensee. If The Regents initiates any action subsequent to the written notice from the Licensee, then The Regents shall bear all costs associated with that action. The Regents will use its best efforts to curtail patent costs when such a notice is received from the Licensee. Those costs which cannot be curtailed will be due and owing. The Regents may continue prosecution and/or maintenance of such application(s) or patent(s) at its sole discretion and expense provided, however, that the Licensee shall have no further right or licenses thereunder unless the Licensee pays to The Regents an amount equal to the costs the Licensee would otherwise have been obligated to pay, and further provided that The Regents has not granted an exclusive license to a third party in such patent and patent applications subsequent to the Licensee's written notice. Costs of interferences, oppositions, and appeals shall be considered prosecution costs for the purposes of this Agreement but the Licensee may credit these costs against future earned royalties.

          15.8 The Regents shall have the right to file patent applications at its own expense in any country in which the Licensee has not elected to secure patent rights, and such applications and resultant patents shall not be subject to this Agreement unless the Licensee pays to The Regents an amount equal to the costs the Licensee would otherwise have been obligated to pay, and further provided that The Regents has not granted an exclusive license to a third party in such patent and patent applications subsequent to the

Licensee's written notice of its decision not to secure such patent protection.

                               16. PATENT MARKING

          16.1 The Licensee agrees to mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, or packaging, in accordance with the applicable patent marking laws.

                             17. PATENT INFRINGEMENT

          17.1 In the event that the Licensee shall learn of the substantial infringement of any patent licensed under this Agreement, the Licensee shall call The Regents' attention thereto in writing and shall provide The Regents with reasonable evidence of such infringement. Both parties to this Agreement agree that during the period and in a jurisdiction where the Licensee has exclusive rights under this Agreement, neither will notify a third party of the alleged infringement of any of Regents' Patent Rights without first obtaining consent of the other party, which consent shall not be unreasonably denied. Both parties shall use their reasonable efforts in cooperation with each other to terminate such infringement without litigation. The Licensee shall have no obligation, and The Regents shall have no right, to grant rights to such infringing party in derogation of the Licensee's exclusive licenses under this Agreement.

          17.2 The Licensee may request that The Regents take legal action against the infringement of Regents' Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to the Licensee. If the infringing activity has not been abated within ninety (90) days following the effective date of such request, The Regents shall have the right to:

               a)   commence suit on its own account or

               b)   refuse to participate in such suit,

and The Regents shall give notice of its election in writing to the Licensee by the end of the [CONFIDENTIAL TREATMENT REQUESTED]after receiving notice of such request from the Licensee. Absent refusal under Paragraph 17.2 (b), The Regents shall commence suit promptly thereafter, in no event later than [CONFIDENTIAL TREATMENT REQUESTED]following such notice. Election by The Regents to commence such suit shall be without prejudice of the right of the Licensee to intervention on its own account under Rule 24 of the Federal Rules of Civil Procedure, provided that before application to the court therefor, the Licensee shall first meet with The Regents and discuss fully with them its reasons for such intervention. The Licensee may thereafter bring suit for patent infringement if and only if The Regents elects not to commence suit and if the infringement occurred during the period and in a jurisdiction where the Licensee had exclusive rights under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense. Failing such joinder: (i) as between the Licensee and The Regents, the Licensee shall have the sole right to prosecute such action and recover damages for infringement, including past infringement; and (ii) The Regents acknowledges that it will be bound by the results of such action, will refrain from duplicate litigation involving such infringement by the infringing party and those in privity with it, will cooperate with the Licensee at the Licensee's expense in responding to discovery requests by the infringing party relevant to issues of patent validity and enforceability, and upon request will submit to the court an affidavit to the foregoing effects.

          17.3 Such legal action as is decided upon shall be at the expense of the party on account of whom suit is brought and all recoveries recovered thereby shall belong to such party provided, however, that legal action brought jointly by The Regents and the Licensee, or by one such party with later intervention or joinder by the other, and fully participated in by both shall be at the joint expense of the parties and all recoveries from such joint legal action shall be allocated in the following order: (i) to each party as reimbursement of costs and fees of outside attorneys and other related expenses to the extent each party paid for such costs, fees and expenses in proportion to the share of expenses paid by each party and until such costs, fees, and expenses are consumed; and (ii) any remaining amount to be divided by the parties in the following manner: 1) [CONFIDENTIAL TREATMENT REQUESTED] and 2) [CONFIDENTIAL TREATMENT REQUESTED]

          17.4 Each party agrees to cooperate with the other in legal proceedings instituted hereunder but at the expense of the party on account of whom such proceeding is brought. Such legal proceedings shall be controlled by the party bringing the action except that The Regents may be represented by counsel of its choice, at its expense, pursuant to The Regents' determination in any action brought by the Licensee and the Licensee may be represented by counsel of its choice at its sole expense in any action brought by The Regents in which the Licensee intervenes.

                               18. INDEMNIFICATION

          18.1 The Licensee agrees to indemnify, hold harmless, and defend The Regents, their officers, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of any Invention covered by any of the patents and patent applications under Regents' Patent Rights and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability.

          18.2 The Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement, and obtain, keep in force, and maintain Comprehensive or Commercial Form General Liability Insurance (contractual liability included) or an equivalent program of self-insurance with limits as follows:

     (a)  [CONFIDENTIAL TREATMENT REQUESTED]

     (b)  [CONFIDENTIAL TREATMENT REQUESTED]

     (c)  [CONFIDENTIAL TREATMENT REQUESTED]

     (d)  [CONFIDENTIAL TREATMENT REQUESTED]

     It should be expressly understood, however, that the coverages and limits referred to under the above shall not in any way limit the liability of the Licensee. The Licensee shall furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates shall.

          (18.2.1) Provide a thirty (30)-day advance written notice to The Regents of any modification.

          (18.2.2) Indicate that The Regents has been endorsed as an additional insured under the coverages referred to under the above, but only with respect to the subject matter of this Agreement.

          (18.2.3) Include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collectable insurance or program of self-insurance carried or maintained by The Regents.

          18.3 The Regents shall promptly notify Licensee in writing of any claim or suit, or any perceived written threat thereof, brought against The Regents in respect of which The Regents intends to invoke the provisions of this
Article 18. The Licensee will keep The Regents informed on a current basis of its defense of any claims pursuant to this Article 18. No settlement of any claim or suit, or any perceived written threat thereof, received by The Regents shall be made without the approval of the Licensee if indemnification is sought by The Regents hereunder.

                                   19. NOTICES

          19.1 Any notice or payment required to be given to either party shall be deemed to have been properly given and to be effective (a) on the date of delivery if delivered in person or (b) five (5)days after mailing if mailed by first-class certified mail, postage paid, to the respective addresses given below or to such other address as it shall designate by written notice given to the other party.

In the case of the Licensee:    CYGNUS THERAPEUTIC SYSTEMS
                                400 Penobscot Drive
                                Redwood City, California 94063
                                ATTENTION: President

In the case of The Regents:     THE REGENTS OF THE UNIVERSITY
                                OF CALIFORNIA
                                1320 Harbor Bay Parkway, Suite 150
                                Alameda, California 94501
                                ATTENTION: Assistant Director, Office
                                of Technology Transfer
                                Referring to: UC Case No. 87-162


                                20. ASSIGNABILITY

          20.1 This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement shall be personal to the Licensee and shall be assignable by the Licensee only with the written consent of The Regents, which consent shall not be unreasonably withheld, except that the Licensee may freely assign this Agreement to a business entity that acquires all or substantially all of the common stock, business, or assets of the Licensee and that expressly assumes, in writing, the performance of all provisions of this Agreement to be performed by the Licensee.

                                21. LATE PAYMENTS

          21.1 In the event royalty payments or fees or patent cost reimbursements are not received by The Regents when due, the Licensee shall pay to The Regents interest charges at a rate of [CONFIDENTIAL TREATMENT REQUESTED] compounded per annum. Such interest shall be calculated from the date payment was due until actually received by The Regents.

                                   22. WAIVER

          22.1 It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

                             23. FAILURE TO PERFORM

          23.1 In the event of a failure of performance due under the terms of this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney's t fees in addition to costs and necessary disbursements.

                               24. GOVERNING LAWS

          24.1 THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application licensed under this Agreement shall be governed by the applicable laws of the country in which such patent was granted or such patent application is pending.

                 25. FOREIGN GOVERNMENT APPROVAL OR REGISTRATION

          25.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee shall assume all legal obligations to do so. The Regents shall fully cooperate with the Licensee, to the extent it is able to do so within the law and established Regents' policy, to provide documentation and testimony to obtain such approval or registration.

                             26. EXPORT CONTROL LAWS

          26.1 The Licensee shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

                                27. FORCE MAJEURE

          27.1 The parties to this Agreement shall be excused from any performance required hereunder if such performance is rendered impossible or unfeasible due to any catastrophes or other major events beyond their reasonable control, including without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lock-outs, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the parties' respective obligations hereunder shall resume.

                               28. CONFIDENTIALITY

          28.1 The Regents and the Licensee respectively shall hold the other party's proprietary business, patent prosecution, engineering, process and technical information, and other proprietary information in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature for a period from the date of disclosure until five (5) years after the date of termination of this Agreement. All proprietary information shall be labeled or marked confidential or as otherwise appropriate by the disclosing party. All confidential information orally disclosed shall be reduced to writing or some other physically tangible form, marked and labeled as set forth above by the disclosing party and delivered to the receiving party within thirty (30) days of the oral disclosure as a record of the disclosure and the confidential nature thereof. Nothing contained herein shall in any way restrict or impair the right of the Licensee or The Regents to use, disclose or otherwise deal with any information or data that it can document:

          (28.1.1) that the recipient can demonstrate by written records was previously known to it; or

          (28.1.2) that is now, or becomes in the future, public knowledge other than through acts or omissions of the recipient; or

          (28.1.3) that is lawfully obtained without restrictions by the recipient from sources independent of the disclosing party; or

          (28.1.4) that was independently developed by the recipient by employees without the use of or access to the disclosing party's similar proprietary information as shown by written records; or

          (28.1.5) that is required to be disclosed to a governmental entity or agency in connection with seeking any governmental or regulatory approval, or pursuant to the lawful requirement or request of a governmental entity or agency; or

          (28.1.6) that is furnished to a third party by the recipient without similar confidentiality restrictions imposed on such third party, as evidenced in writing, or

          (28.1.7) that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

          28.2 Upon termination of this Agreement, the Licensee and The Regents agree to destroy or return to the disclosing party proprietary information received from the other in its possession within fifteen (15) days following the effective date of termination. However, each party may retain one copy of proprietary confidential information of the other solely for archival purposes in nonworking confidential files for the sole purpose of verifying the ownership of the proprietary information, provided that such proprietary information shall be subject to the confidentiality provisions set forth above in Paragraph 28.1. Upon request, the Licensee and The Regents agree to provide each other, within thirty (30) days following termination, with a written notice that proprietary information has been returned or destroyed.

                29. INFRINGEMENT UNDER DRUG PRICE COMPETITION ACT

          29.1 In the event either party receives notice pertaining to any patent included within Regents' Patent Rights pursuant to the DRUG PRICE COMPETITION AND PATENT TERM RESTORATION ACT OF 1984 (Public Law 98-417) or foreign equivalent legislation (hereinafter, "the Act"), including but not necessarily limited to notices pursuant to Sections 101 and 103 of the Act from persons who have filed an Abbreviated New Drug Application or device equivalent ("ANDA"), or a "paper" New Drug Application or device equivalent ("paper" "NDA"), or in the case of an infringement of Regents' Patent Rights as defined in Section 271(e) of Title 35 of the United States Code, such party shall notify the other party promptly but in no event later than ten (10) days after receipt of such notice.

          29.2 If the Licensee wishes action to be taken against such infringement as provided in the Act, the Licensee shall request such action by written notice to The Regents. Within thirty (30) days of receiving said request, The Regents will give written notice to the Licensee of its election to:

          (29.2.1) commence suit on its own account; or

          (29.2.2) refuse to participate in such suit. The Licensee may thereafter bring suit for patent infringement as provided by the Act if and only if The Regents elects not to commence suit and if the infringement occurred during the period that the Licensee had exclusive rights in the United States under this Agreement. However, in the event the Licensee elects to bring suit in accordance with this paragraph, The Regents may thereafter join such suit at its own expense.

          29.3 The provisions of paragraphs 17.3 and 17.4 shall likewise apply to any legal action brought under this Article 29.

          29.4 The Regents hereby authorizes the Licensee to include in any NDA for a Licensed Product a list of patents included within Regents' Patent Rights identifying The Regents as patent owner.

                                30. MISCELLANEOUS

          30.1 The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          30.2 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party; in which event, it shall be effective as of the Effective Date recited on page one hereof.

          30.3 No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed on behalf of each party.

          30.4 This Agreement embodies the entire understanding of the parties with respect to the subject matter hereof and shall supersede all previous communications, representations, or understandings, either oral or written, between the parties relating to the subject matter hereof. A Secrecy Agreement between the parties dated December 14, 1988, has already expired, and the Option Agreement dated August 29, 1990, will automatically terminate upon both parties' execution of this Agreement.

          30.5 In case any of the provisions contained in this Agreement shall be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, but this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

          IN WITNESS WHEREOF, both The Regents and the Licensee have executed this Agreement in duplicate originals by their respective officers hereunto duly authorized, on the day and year hereinafter written.

CYGNUS THERAPEUTIC SYSTEMS:                     THE REGENTS OF THE
                                                UNIVERSITY OF CALIFORNIA:

By:      /s/ Roger P. Francis                   By:    /s/ Terence A. Feuerborn
   ------------------------------                  ----------------------------
             (signature)

Name:    Roger P. Francis                       Name:  Terence A. Feuerborn
     ----------------------------
         (please print)

Title:   Senior Vice President                  Title: Interim Director
      ---------------------------                      Office of Technology
           Marketing & Business                        Transfer
           Development

Date:             1/30/95                       Date:        2-2-95
     ----------------------------                    --------------------------